UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2021

NORTHERN OIL AND GAS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NOG	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Veritas Purchase and Sale Agreement

On November 16, 2021, Northern Oil and Gas, Inc. (the “Company”) entered into a purchase and sale agreement (the “PSA”) with Veritas TM Resources, LLC, Veritas Permian Resources, LLC, Veritas Lone Star Resources, LLC, and Veritas MOC Resources, LLC (collectively, “Veritas”) pursuant to which the Company agreed to acquire (the “Veritas Acquisition”) certain oil and gas properties, interests and related assets (the “PSA Assets”) for an unadjusted aggregate purchase price of $406.5 million, plus 1,939,998 warrants (the “Warrants”) to purchase 1,939,998 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price equal to $28.30 per share, subject to certain customary purchase price adjustments. The Warrants will be exercisable in whole or in part for the Common Stock underlying the Warrants by Veritas at any time beginning 90 days following the date of issuance and ending seven years from the date of issuance. The PSA contains customary representations and warranties, covenants and indemnification provisions and has an effective date of October 1, 2021.

Certain of the PSA Assets to be purchased in connection with the Veritas Acquisition are subject to both preferential purchase and consent rights, which, if exercised or not obtained within certain periods of time designated in the PSA before or after closing of the Veritas Acquisition, would result in the exclusion of such assets from the Veritas Acquisition.

The obligations of the parties to complete the transactions contemplated by the PSA are subject to the satisfaction or waiver of customary closing conditions set forth in the PSA.

The foregoing description of the PSA and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified by, the full text of the PSA, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The PSA has been included with this Current Report on Form 8-K (this “Report”) to provide investors and security holders with information regarding the terms of the transactions contemplated therein. It is not intended to provide any other factual information about the Company, Veritas or the Veritas Assets. The representations, warranties, covenants and agreements contained in the PSA, which are made only for purposes of the PSA and as of specific dates, are solely for the benefit of the parties to the PSA, may be subject to limitations agreed upon by the parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the PSA instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Company security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Veritas, or the Veritas Assets. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the PSA, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02.	Unregistered Sales of Equity Securities.

The description set forth under Item 1.01 above of the issuance of Warrants pursuant to the PSA and the terms thereof is incorporated herein by reference. The Warrants will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof to a limited number of persons who are “accredited investors” as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission without the use of any general solicitation or advertising to market or otherwise offer the securities for sale. The information contained in this Report is not an offer to sell or the solicitation of an offer to buy any securities of the Company.

Item 7.01.	Regulation FD Disclosure.

On November 16, 2021, the Company issued a press release regarding the Veritas Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Purchase and Sale Agreement between Northern Oil and Gas, Inc. Veritas TM Resources, LLC, Veritas Permian Resources, LLC, Veritas Lone Star Resources, LLC, and Veritas MOC Resources, LLC, dated November 16, 2021.*

99.1	Press Release of Northern Oil and Gas, Inc., dated November 16, 2021.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

*

Certain schedules and exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2021	NORTHERN OIL AND GAS, INC.

	By	/s/ Erik J. Romslo
Erik J. Romslo Chief Legal Officer and Secretary